UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )
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Symetra Financial Corporation

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SYMETRA FINANCIAL CORPORATION
777 108th Avenue NE, Suite 1200
Bellevue, Washington 98004-5135

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 12, 2010

To Our Stockholders:

The Annual Meeting of Stockholders of Symetra Financial Corporation, a Delaware corporation (the “Company”), will be held at The Benjamin Hotel in the Morrison Room located at 125 East 50th Street, New York, NY 10022, on May 12, 2010, at 9:30 a.m. Eastern Time, for the following purposes:

(1) To elect three Class III Directors to serve until the 2013 annual meeting of stockholders of the Company;

(2) To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm; and

(3) To consider and act upon any other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed March 19, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

We are furnishing our proxy materials to you under Securities and Exchange Commission (“SEC”) rules that allow public companies to deliver proxy materials to their stockholders on the Internet. On or about April 2, 2010, we sent you a Notice of Internet Availability of Proxy Materials (“Notice”) and provided access to our proxy materials over the Internet.

We encourage you to attend the Annual Meeting. However, it is important that your shares be represented whether or not you plan to attend. Even if you plan to attend the Annual Meeting, please vote, as instructed in the Notice, via the Internet or by telephone as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you attend the meeting and your shares are registered in your name, you may withdraw your proxy at that time and vote your shares in person.

George C. Pagos
Senior Vice President, General Counsel and Secretary

Bellevue, Washington
April 2, 2010

SYMETRA FINANCIAL CORPORATION

2010 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The Benjamin Hotel in the Morrison Room located at 125 East 50th Street, New York, NY 10022, on May 12, 2010, at 9:30 a.m. Eastern Time, for the purposes set forth in the Notice of Annual Meeting of Stockholders. Our principal executive offices are located at 777 108th Avenue NE, Bellevue, Washington 98004-5135.

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we have provided Internet access to this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2009. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) has been sent to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request that a printed set of the proxy materials be sent to them by following the instructions in the Notice. If you request printed versions of these materials by mail, the materials will include the proxy card for the Annual Meeting.

Also, the Notice provides you with instructions on how to inform us to send our future proxy materials to you electronically by email or in printed form by mail. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email or printed form by mail will remain in effect until you terminate it.

Choosing to receive your future proxy materials by email will allow us to provide you with the information you need in a timely manner and save us the cost of printing and mailing documents to you.

PROXIES

Your vote is very important. If you are a stockholder of record, you may vote your Common Stock in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you can also vote by mail, Internet or telephone.

You may revoke the proxy before the Annual Meeting, whether delivered by Internet, telephone or through the mail, by using the Internet voting procedures, the telephone voting procedures or by mailing a signed instrument revoking the proxy to: George Pagos, Secretary, Symetra Financial Corporation, at the address shown on the cover of this Proxy Statement. To be effective, a mailed revocation must be received by the Secretary on or before May 11, 2010. A stockholder may also attend the Annual Meeting in person and withdraw the proxy and vote in person.

If a broker, bank or other nominee holds your Common Stock, you will receive instructions from them that you must follow in order to have your shares voted. Shares held by a broker, bank or other nominee cannot be voted in person at the Annual Meeting.

VOTING PROCEDURES

Stockholders of record at the close of business on March 19, 2010 will be entitled to vote at the Annual Meeting or any adjournment thereof. As of March 19, 2010, there were 118,086,019 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting. The holders of Common Stock will vote on all matters to be considered at the Annual Meeting.

The presence, in person or by proxy, of a majority of the voting power of our Common Stock issued and outstanding and entitled to vote is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a plurality of the voting power of Common Stock represented in person or by proxy at the Annual Meeting is required to elect directors and the affirmative vote of the holders of a majority of the voting power of

Common Stock represented at the Annual Meeting is required to act on Proposal 2, as more fully set forth in this Proxy Statement, and on any other matter properly brought before the meeting.

Abstentions from voting for Proposal 2 will be included for purposes of determining whether the requisite number of affirmative votes is received on any matters other than the election of directors submitted to the stockholders for vote and, accordingly, will have the same effect as a vote AGAINST such matters. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote, but will have no effect on the vote with respect to that matter.

In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders should specify their choices by using the Internet or telephone voting procedures or on the proxy card, if printed copies of the proxy materials are requested by mail. All properly executed proxies delivered by stockholders to us and not revoked will be voted at the Annual Meeting in accordance with the directions given. For any stockholder of record, if no specific instructions are provided for proxies given through the Internet or telephone voting procedures, or if a signed proxy card is returned without giving specific voting instructions, the shares represented by the proxy will be voted “FOR” the election of all directors in Proposal 1 and “FOR” the approval of Proposal 2, as more fully set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

Under new rules adopted by the New York Stock Exchange (NYSE), its member-brokers are allowed to vote shares held by them for their customers only on matters the NYSE determines are routine, unless the brokers have received voting instructions from their customers. The NYSE currently considers Proposal 2 to be a routine matter. Your broker, therefore, may vote your shares in its discretion on Proposal 2, if you do not instruct your broker how to vote on Proposal 2. Your broker is prohibited from voting your shares on the election of directors unless you have given voting instructions to your broker. The NYSE does not consider the proposal to approve such other business as may properly come before the Annual Meeting or any adjournment a routine matter, so your broker may not vote on this proposal in its discretion, though your shares will be counted for purposes of determining whether a quorum is present. Your broker, therefore, will need to return a proxy card without voting on this non-routine matter if you do not give voting instructions with respect to this matter. This is referred to as a “broker non-vote.”

We encourage you to provide voting instructions to the broker, bank or other nominee that holds your shares by carefully following the instructions provided in the Notice from such entity.

PROPOSAL 1 — ELECTION OF DIRECTORS

Three directors are to be elected to each hold office for a three-year term expiring at the annual meeting in 2013.

Proxies will be voted for the election of the nominees unless the stockholder giving the proxy withholds such authority. If, as a result of currently unforeseen circumstances, any of such nominees shall be unable to serve as a director, proxies will be voted for the election of such other person as the Board of Directors may select. Information about the nominees and directors continuing in office, including business experience and service as a director for any SEC registered company for at least the last five years and any involvement in certain judicial or administrative proceedings for at least the last ten years, is set forth below. There are no family relationships among our executive officers and the nominees for director. Ages are as of April 2, 2010.

Nominees for Election as Directors with Terms Expiring in 2013

Each of the individuals named below is a nominee of the Nominating & Governance Committee of the Board of Directors and nominated by the full Board of Directors for election as a director at the Annual Meeting. Ms. Grady is independent, as defined in the listing standards of the NYSE. Messrs. Foy and Talbot are not considered independent directors. The current term of Ms. Grady and Messrs. Foy and Talbot expires May 12, 2010.

Lois W. Grady, 65, Director since August 2004

Lois W. Grady has been a director of Symetra since August 2004 and has served as Vice Chairman of the Board since May 2009. Ms. Grady served as Executive Vice President and Director of Investment Products Services of Hartford Life, Inc. from 2002 until her retirement in April 2004 and as Senior Vice President and Director of Investment Products Services of Hartford Life, Inc. from 1998 through 2002. She began her career with Hartford Life in 1983. She is also a director of OneBeacon Insurance Group, Ltd. (NYSE: OB). Ms. Grady received her B.S. degree from Southern Connecticut State University.

Ms. Grady is Vice Chairman of the Board of Directors and Chair of the Compensation Committee.

Ms. Grady was selected to be a director of the Company, and here now nominated to be a director of the Company, because of the breadth of her experience and understanding of the financial services industry and her decision-making abilities, which she has applied in a variety of leadership roles in the financial services industry.

David T. Foy, 43, Director since March 2004

David T. Foy has been a director of Symetra since March 2004 and served as Chairman of the Board from August 2004 until May 2009. He has been Executive Vice President and Chief Financial Officer of White Mountains Insurance Group, Ltd. since 2003. Previously, he was Senior Vice President and Chief Financial Officer of Hartford Life, Inc., which he joined in 1993. From 1989 to 1993, Mr. Foy was with Milliman and Robertson, an actuarial consulting firm. He is also a director of OneBeacon Insurance Group, Ltd. (NYSE: OB). He received his B.S. degree from the Rochester Institute of Technology.

Mr. Foy is Chair of the Finance Committee and a member of the Audit Committee, Compensation Committee and Nominating & Governance Committee and past member of the IPO Committee.

Mr. Foy was selected to be a director of the Company, and here now nominated to be a director of the Company, because of his financial and analytical skills, which he has applied as a Chief Financial Officer of a publicly traded insurance holding company.

Randall H. Talbot, 56, Director since August 2004

Randall H. Talbot has been a director, Chief Executive Officer (CEO) and President of Symetra since August 2004 and director and President of Symetra Life Insurance Company since February 1998. He is also an officer and director of various affiliates of Symetra. From 1988 to 1998, he was Chief Executive Officer and President of Talbot Financial Corporation. Mr. Talbot is also a director of Concur Technologies, Inc. (NASDAQ: CNQR). He received his B.S. degree from Arizona State University.

Mr. Talbot was a member of the IPO Committee.

Mr. Talbot was selected to be a director of the Company, and here now nominated to be a director of the Company, because of his over 30 years of experience in the life insurance industry, his intimate understanding of the Company’s distributors and his proven leadership skills.

Recommendation of the Board of Directors

We recommend a vote FOR Proposal 1 for the election of each of the nominees listed herein.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2011

Robert R. Lusardi, 53, Director since August 2005

Robert R. Lusardi has been a director of Symetra since August 2005. In March 2010, Mr. Lusardi joined, as Senior Advisor, Primus Guaranty, Ltd. (NYSE: PRS), where he has been a director since 2002. He has been Chairman of Pentelia Ltd. and Eolia Diamond Ltd., private investment funds, since 2007, and a director at OneBeacon Insurance Group, Ltd. (NYSE: OB) from 2006 to 2010. He was President and Chief Executive Officer

of White Mountains Financial Services LLC from 2005 to 2010. Prior to joining White Mountains, Mr. Lusardi was an Executive Vice President of XL Capital Ltd. from 1998 to 2005 and was a Managing Director at Lehman Brothers, where he was employed from 1980 to 1998. He received his B.A. and M.A. degrees from Oxford University and his M.B.A. from Harvard University.

Mr. Lusardi was selected to be a director of the Company because of his comprehensive understanding of financial reporting requirements of a publicly traded financial services company.

David I. Schamis, 36, Director since August 2004

David I. Schamis has been a director of Symetra since August 2004. He has been Managing Director of J.C. Flowers & Co. LLC since 2000. Previously, he was with Salomon Smith Barney from 1995 to 2000. He received his B.A. degree from Yale University. Mr. Schamis also serves as the Chairman of the Board of Crump Group, Inc., and is a director of Affirmative Insurance Holdings, Inc. (NASDAQ: AFFM) and MF Global, Ltd. (NYSE: MF).

Mr. Schamis is a member of the Audit Committee and Finance Committee.

Mr. Schamis was selected to be a director of the Company because of the financial and analytical skills that he has applied across diverse industries, such as life insurance, non-standard automobile insurance, global cash and derivative markets, global investment banking specializing in financial services and multi-line wholesale insurance broker and retirement services administration.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2012

Sander M. Levy, 48, Director since August 2004

Sander M. Levy has been a director of Symetra since August 2004. He is a Managing Director of Vestar Capital Partners, a private equity firm and was a founding partner at its inception in 1988. He was previously a member of the Management Buyout Group of The First Boston Corporation. He received his B.S. degree from the Wharton School of the University of Pennsylvania, and his M.B.A. degree from Columbia Business School. He is also a director of Validus Holdings, Ltd. (NYSE: VR), Duff & Phelps Corporation (NYSE: DUF) and Wilton Re Holdings Limited.

Mr. Levy is Chair of the Audit Committee and a member of the Finance Committee and Nominating & Governance Committee and past member of the IPO Committee.

Mr. Levy was selected to be a director of the Company because of his accounting and financial background and his advisory experience for both publicly traded and private companies across various industries.

Lowndes A. Smith, 70, Director since June 2007

Lowndes A. Smith has been a director of Symetra since June 2007 and has served as Chairman of the Board since May 2009. Mr. Smith has served as Managing Partner of Whittington Gray Associates since 2003. Mr. Smith formerly served as Vice Chairman of The Hartford Financial Services Group, Inc. (“The Hartford”) and President and CEO of Hartford Life Insurance Company until his retirement in 2002. He joined The Hartford in 1968. Mr. Smith also serves as Chairman of OneBeacon Insurance Group, Ltd. (NYSE: OB) and is a director of White Mountains Insurance Group, Ltd. (NYSE: WTM) and 72 investment companies in the mutual funds of The Hartford. He received his B.S. degree from Babson College.

Mr. Smith is Chairman of the Board of Directors, Chair of the Nominating & Governance Committee and a member of the Audit Committee and Compensation Committee and past member of the IPO Committee.

Mr. Smith was selected to be a director of the Company because of his more than 40 years of experience in the insurance industry, including property and casualty and the life industry and his demonstrated leadership capabilities, as well as his experience gained from having served on many publicly traded and private company boards in various capacities, including having served on the board of the American Council of Life Insurers and as Chairman of the Connecticut Children’s Medical Hospital.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“E&Y”) to serve as the independent registered public accounting firm to audit the Company’s financial statements for 2010. E&Y also served as the Company’s independent registered public accounting firm for our 2009 fiscal year. Our By-Laws do not require that the stockholders ratify the appointment of E&Y as our independent registered public accounting firm. The Board of Directors is requesting the stockholders to ratify this appointment as a means of soliciting stockholders’ opinions and as a matter of good corporate practice. The Board of Directors unanimously recommends that the stockholders of the Company vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year.

Representatives of E&Y are expected to be present at the Annual Meeting. The E&Y representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders. The affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the meeting is required to ratify the appointment of Ernst & Young LLP. If the stockholders do not ratify the appointment, the Audit Committee will consider any information submitted by the stockholders in determining whether to retain E&Y as the Company’s independent registered public accounting firm for the 2010 fiscal year. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR Proposal 2 to appoint the Independent Registered Public Accounting Firm.

DIRECTORS’ MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors met six times in 2009.

Our Board of Directors has four standing committees. Each standing committee is comprised of at least two independent directors and operates under a written charter, which charters are all available on our website www.symetra.com, by clicking on “Investors” and then by clicking on “Corporate Governance.”

During 2009, the Board of Directors also formed an ad hoc committee, the IPO Committee, in connection with our initial public offering.

Director Independence

Our Board of Directors has examined the relationship between each of our non-employee directors and the Company and has determined that Messrs. Levy, Schamis and Smith and Ms. Grady qualify as “independent” directors in accordance with the published listing requirements of the NYSE. In addition, the Board of Directors have determined that Messrs. Foy and Lusardi are not independent directors due to Mr. Foy’s current service as Executive Vice President and Chief Financial Officer of White Mountains Insurance Group, Ltd. and Mr. Lusardi’s recent service as President and Chief Executive Officer of White Mountains Financial Services, LLC, an affiliate of White Mountains Insurance Group, Ltd. White Mountains Insurance Group, Ltd. is a beneficial owner of 26,887,872 shares of our Common Stock, which includes warrants exercisable for 9,487,872 shares of our Common Stock. A majority of our investments are managed by White Mountains Advisors LLC, a wholly owned subsidiary of White Mountains Insurance Group, Ltd. By January 22, 2011, all members of the Audit Committee will be independent directors according to the rules and regulations of the SEC and the NYSE and at least one member will be an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K. Mr. Talbot does not qualify as independent director because he is an employee of the Company.

No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served during 2009. All of the incumbent directors except Messrs. Levy and Schamis attended our May 13, 2009

Annual Meeting of Stockholders. All directors are expected to attend each meeting of our Board of Directors and the committees on which they serve and are also expected to attend our annual meetings of stockholders.

Audit Committee

Our Audit Committee (“Audit Committee”) met nine times in 2009.

The members of the Audit Committee are directors Levy, who chairs the committee, Foy, Schamis and Smith.

The Audit Committee has the responsibility to assist the Board in fulfilling its oversight responsibilities to the Company’s stockholders and the other important constituencies the Board serves. The primary purposes of the Committee are to: (1) assist Board oversight of the integrity of the Company’s financial statements, the qualifications and independence of the Company’s independent auditors, the performance of the Company’s internal audit function and the independent auditors and the Company’s compliance with legal and regulatory requirements; (2) provide an avenue of communication among the independent auditors, management, the internal auditors and the Board; and (3) prepare the Audit Committee Report required by the rules of the SEC to be included in the Company’s annual proxy statement.

Effective March 4, 2010, the Audit Committee adopted the Audit Committee Independent Auditor Services Pre-Approval Policy for pre-approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services. This policy is attached as Appendix I to this proxy statement and is also available on the Company’s website at www.symetra.com, click on “Investors Relations” and then on “Corporate Governance.” Among other things, this policy sets forth the procedure for the Audit Committee to pre-approve all audit, audit-related, tax and other permissible non-audit services, other than the de minimus exception. Notwithstanding the de minimus exception, it is the intent of the Audit Committee that its standard practice will be to pre-approve all permissible non-audit services. The Audit Committee delegated the pre-approval authority to the Chairman of the Audit Committee to approve any one or more individual audit, audit-related, tax or permitted non-audit services.

Compensation Committee

Our Compensation Committee (“Compensation Committee”) met four times in 2009.

The members of the Compensation Committee are directors Grady, who chairs the Compensation Committee, Foy and Smith. Ms. Grady and Mr. Smith each meet the requirement of a non-employee director under SEC rules.

The purpose of the Compensation Committee is to (i) review and make recommendations on director compensation, (ii) discharge the Board’s responsibilities relating to the compensation of executives, (iii) oversee the administration of the Company’s (and, to the extent the Compensation Committee deems appropriate, the Company’s major subsidiaries) compensation plans, in particular the incentive compensation and equity-based plans and (iv) prepare the Annual Report on Executive Compensation required by the rules and regulations of the SEC to be included in the Company’s annual proxy statement.

Nominating & Governance Committee

The Nominating & Governance Committee was formed as of January 21, 2010, which is the effective date of our Registration Statement on Form S-1.

The members of the Nominating & Governance Committee are directors Smith, who chairs the Nominating & Governance Committee, Foy and Levy. Its functions are to consider and recommend to the Board all nominees for possible election and re-election to the Board of Directors, and to consider all matters relating to the size, composition and governance of the Board and the general subject matter, size and composition of Board committees.

The Nominating & Governance Committee is responsible for assessing and annually reviewing with the Board, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. The Nominating & Governance Committee has not established any specific minimum criteria or qualifications that a candidate must possess. Rather, the Nominating & Governance Committee considers a candidate’s independence, as well as factors such as integrity, skills, expertise, breadth of experience, knowledge about the

Company’s business or industry, ownership interest in the Company and willingness to devote adequate time and effort to Board responsibilities in the context of the existing composition and needs of the Board and its committees. The Nominating & Governance Committee also considers the candidate’s experience in relation to that of the other Board members and any other factors it deems appropriate, including, among other things, diversity. The Nominating & Governance Committee views diversity broadly, encompassing differing viewpoints, professional experience, industry background, education, geographical orientation and particular skill sets, as well as race and gender.

The Nominating & Governance Committee will also make recommendations to the Board regarding nominees for director as provided in its charter and in accordance with the provisions of the Company’s Corporate Governance Guidelines. Consideration of a nominee for the Board of Directors involves a series of internal discussions, review of a nominee’s background and experience and interviews of the nominee. In general, it is anticipated that nominees will be suggested by members of the Board of Directors or our officers. The Nominating & Governance Committee then will meet to consider and approve the final nominees and either makes its recommendation to the Board of Directors to fill a vacancy, add an additional member or recommend a slate of nominees to the Board of Directors for nomination and election to the Board of Directors. Director candidates recommended by the Nominating & Governance Committee for election at an annual meeting are subject to approval by the full Board of Directors.

Finance Committee

Our Finance Committee met three times in 2009.

The members of the Finance Committee are directors Foy, who chairs the Committee, Levy and Schamis. The purpose of the Finance Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the Company’s financial, investment and capital management policies, (ii) the Company’s financial risk management, and (iii) mergers, acquisitions and divestitures by the Company.

IPO Committee

Our IPO Committee met three times in 2009.

The members of the IPO Committee were directors Foy, Levy, Smith and Talbot. Upon the effective date of our Registration Statement on Form S-1, the IPO Committee was disbanded. The IPO Committee was constituted for matters related to our IPO.

CORPORATE GOVERNANCE

We maintain corporate governance information on our website, which includes key information about our corporate governance initiatives, including our Corporate Governance Guidelines, Code of Business Conduct and charters for the standing committees of the Board of Directors. The corporate governance information can be found at www.symetra.com by clicking on “Investors” and then on “Corporate Governance.” The documents noted above will also be provided without charge to any stockholder who requests them by making a written request to the Company, at the address shown on the cover of this Proxy Statement. Any changes to these documents, and any waivers granted by us with respect to our Code of Business Conduct, will be posted on our website.

We also post on our website our 2009 Annual Report on Form 10-K, as filed with the SEC. The Annual Report on Form 10-K can be found at www.symetra.com by clicking on “Investors” and then on “SEC Filings.” We will also furnish, upon written request and without charge, a printed copy of the 2009 Annual Report on Form 10-K to each person whose proxy is solicited and to each person representing that, as of the record date of the Annual Meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to the Company at the address shown on the cover of this Proxy Statement.

Our policies and practices reflect corporate governance initiatives that are in compliance with the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted clear corporate governance policies;

•	A majority of the Board of Directors is independent of the Company and its management;

•	The non-management directors meet regularly without management present;

•	The charters of the Board standing committees clearly establish their respective roles and responsibilities;

•	We have a Code of Business Conduct that is monitored by the Audit Committee and is annually affirmed by our directors and executive officers;

•	Our Code of Business Conduct applies to all directors, officers and employees;

•	We have a hotline available to all employees, and the Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls, auditing or other matters; and

•	Our internal audit function maintains critical oversight over the key areas of our business and financial processes and controls, and reports directly to the Audit Committee.

Within a year of the completion of our initial public offering, all members of the Audit Committee, Compensation Committee, and Nominating & Governance Committee will be independent directors.

Interested parties may communicate with the Board of Directors, any of the Board’s committees or any individual member of the Board by writing to the addressee, in care of the Corporate Secretary, at the address shown on the cover of this Proxy Statement.

Board Leadership Structure

The Board’s current leadership structure separates the position of Chairman of the Board and CEO. Randall H. Talbot serves as our CEO, and Lowndes A. Smith serves as our Chairman of the Board. We believe that separating these two positions is in the best interest of the Company because it enables Mr. Talbot to guide our newly public company and manage the day-to-day complexities of our business, while enabling Mr. Smith to provide leadership at the Board level. Although the positions of Chairman and CEO are currently separate, the Board believes there is no single best organizational model for all circumstances, and the Board retains the authority to combine the positions of Chairman and CEO if it deems such action appropriate in the future.

Board Oversight of Risk Management

The Board believes that overseeing how management manages the Company’s risks is one of its most important responsibilities. The Company faces risk in a variety of areas, including: business strategy; government regulation; financial condition; portfolio management; development of new products and strategies; competition for talent; operational efficiency; and reputation, among other areas. The Audit Committee, in coordination with the Finance Committee, reviews the adequacy of risk management and, on at least an annual basis, reviews significant risks identified by the chief risk officer.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

In 2009, we paid all non-employee directors a $20,000 annual retainer. The Chairman of the Board earned an additional annual retainer of $300,000. The Vice-Chairman of the Board earned an additional annual retainer of $40,000. The Chairman of the Audit Committee, Compensation Committee and Finance Committee each received a $15,000, $10,000 and $15,000 annual retainer, respectively, for acting as such. Non-employee directors earned $2,000 for each Board meeting participation and $1,000 for each committee meeting participation. Non-employee directors are also reimbursed for travel, hotel accommodations, meals, and other necessary expenses.

In addition, members of the Board of Directors of First Symetra National Life Insurance Co. of New York, one of our subsidiaries, receive an annual retainer of $500, and fees of $100 per board meeting and $50 per committee meeting attended.

None of our employees receive any compensation for acting as a director.

The following table summarizes non-employee director compensation earned in 2009:

Total Fees
Earned or Paid
Name	in Cash ($)

David T. Foy(1)	66,000
Lois W. Grady(2)	86,900
Sander M. Levy(3)	60,900
Robert R. Lusardi(4)	32,000
David I. Schamis(5)	42,900
Lowndes A. Smith(6)	339,800

(1)	Includes Chairman of the Finance Committee retainer, annual retainer and Board, Audit Committee, Compensation Committee, Finance Committee and IPO Committee meeting fees. Mr. Foy served as Chairman of the Board until May 2009.

(2)	Includes Vice Chairman of the Board retainer, Chairman of the Compensation Committee retainer, annual retainer and Board and Compensation Committee meeting fees. Ms. Grady also serves on the First Symetra National Life Insurance Company of New York Board of Directors and Audit Committee.

(3)	Includes Chairman of the Audit Committee retainer, annual retainer and Board, Audit Committee, Finance Committee and IPO Committee meeting fees. Mr. Levy also serves on the First Symetra National Life Insurance Company of New York Board of Directors and Audit Committee. All compensation is paid to Vestar Capital Partners.

(4)	Includes annual retainer and Board meeting fees.

(5)	Includes annual retainer and Board, Audit Committee and Finance Committee meeting fees. Mr. Schamis also serves on the First Symetra National Life Insurance Company of New York Board of Directors and Audit Committee. All compensation is paid to J.C. Flowers & Co. LLC.

(6)	Includes Chairman of the Board retainer, annual retainer and Board, Compensation Committee and IPO Committee meeting fees. Mr. Smith has served as Chairman of the Board since May 2009. Mr. Smith also serves on the First Symetra National Life Insurance Company of New York Board of Directors.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information as of March 4, 2010, as to each person known by us to own beneficially more than five (5) percent of the Common Stock of the Company.

Beneficial ownership is determined in accordance with the SEC rules and includes voting or investment power with respect to the securities. Shares of Common Stock subject to options and warrants that are currently exercisable or exercisable within 60 days are deemed to be outstanding and beneficially owned by the person holding such options and warrants. Such shares, however, are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

Beneficial Owner of 5% or More:	Common Stock	Percent of Class(1)

Berkshire Hathaway Inc.(2)(3)	26,887,872	21.1%
White Mountains Insurance Group, Ltd.(2)(4)	26,887,872	21.1
Franklin Mutual Advisers, LLC(5)	10,875,000	9.2
Vestar Capital Partners(6)	6,089,999	5.2
Highfields Capital Management LP(7)	6,089,998	5.2

(1)	Percentage of beneficial ownership is based on 118,086,019 shares of our common stock outstanding as of March 4, 2010.

(2)	Includes warrants exercisable for 9,487,872 shares.

(3)	Represents shares held by General Reinsurance Corporation (“Gen Re”), a subsidiary of General Re Corporation (“General Re”). General Re is a subsidiary of Berkshire Hathaway Inc. (“Berkshire”). As General Re and Berkshire are each in the chain of ownership of Gen Re, each of Berkshire and General Re may be deemed to both beneficially own and have a pecuniary interest in all shares of the Company’s common stock owned by Gen Re. Warren E. Buffett, as the controlling stockholder of Berkshire, may be deemed to beneficially own, but only to the extent he has a pecuniary interest in, the shares of the Company’s common stock owned by Gen Re. Mr. Buffett disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. The address of Berkshire is 3555 Farnam Street, Omaha, NE 68131.

(4)	Represents shares held by White Mountains Holdings (NL) B.V. White Mountains Holdings (NL) B.V. (“WMNL”) is a subsidiary of White Mountains Insurance Group, Ltd. (“White Mountains”). White Mountains may be deemed to both beneficially own and have a pecuniary interest in all shares of the Company’s common stock owned by WMNL. The address of White Mountains is 80 South Main Street, Hanover, NH 03755.

(5)	Represents 1,183,200 shares held by Franklin Mutual Beacon Fund, 445,440 shares held by Franklin Mutual Recovery Fund, 255,780 shares held by Mutual Beacon Fund (Canada), 1,020,510 shares held by Mutual Financial Services Fund, 3,434,760 shares held by Mutual Quest Fund, 84,390 shares held by Mutual Recovery Fund, Ltd. and 4,450,920 shares held by Mutual Beacon Fund (collectively, the “Franklin Funds”). The Franklin Funds are investment advisory clients of Franklin Mutual Advisers, LLC (“FMA”). None of the Franklin Funds owns more than 5% of the Company’s common stock. Pursuant to investment advisory agreements with each of the Franklin Funds, FMA has sole voting and investment power over all the securities owned by the Franklin Funds, including the shares of the Company’s common stock. Peter Langerman, chairman, president and chief executive officer of FMA, has overall responsibility for exercising voting and investment control over the Franklin Funds’ shares of the Company’s common stock. For purposes of the reporting requirements of the Securities Exchange Act of 1934, FMA and Peter Langerman are deemed to be beneficial owners of the shares; however, FMA and Peter Langerman each expressly disclaim beneficial ownership of the shares of the Company’s common stock because neither Mr. Langerman nor FMA has any right to any economic benefits in, nor any interest in, dividends or proceeds from the sale of shares of the Company’s common stock. The address of FMA is 101 John F. Kennedy Parkway, Short Hills, NJ 07078.

(6)	Represents 128,424 shares held by Vestar Symetra LLC and 5,961,575 shares held by Vestar Capital Partners IV, LP, entities that are affiliated with or managed by Vestar Capital Partners. Sander M. Levy, one of the Company’s directors, is a managing director of Vestar Capital Partners. Mr. Levy disclaims beneficial ownership in the shares of the Company’s common stock except to the extent of any pecuniary interest therein. The address of Vestar Capital Partners is 245 Park Avenue, 41st Floor, New York, NY 10167.

(7)	Represents 553,876 shares held by Highfields Capital I LP (“Highfields I”), 1,306,426 shares held by Highfields Capital II LP (“Highfields II”) and 4,229,696 shares held by Highfields Capital III L.P. (“Highfields III” and together with Highfields I and Highfields II, the “Highfields Funds”). Highfields Capital Management LP (“Highfields Capital Management”) serves as the investment manager to each of the Highfields Funds. Highfields GP LLC (“Highfields GP”) is the general partner of Highfields Capital Management. Highfields Associates LLC (“Highfields Associates”) is the general partner of each of the Highfields Funds. Jonathon S. Jacobson and Richard L. Grubman are Senior Managing Members of Highfields Associates and Managing Members of Highfields GP. Each of Highfields I, Highfields II, Highfields III, Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson and Mr. Grubman disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself or himself. The address of each of Highfields I, Highfields II, Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson and Mr. Grubman is c/o Highfields Capital Management LP, John Hancock Tower, 200 Clarendon Street, 59th Floor, Boston, Massachusetts 02116. The address of Highfields III is c/o Goldman Sachs (Cayman) Trust, Limited, Suite 3307, Gardenia Court, 45 Market Street, Camana Bay, P.O. Box 906, Grand Cayman KY1-1101, Cayman Islands.

The following table sets forth information as to our Common Stock beneficially owned as of March 4, 2010 by each director and nominee, each of the named executive officers listed in the Summary Compensation Table and by all directors and named executive officers as a group:

Directors and Executive Officers	Common Stock	Percent of Class

Lowndes A. Smith	10,000	*
Lois W. Grady	7,000	*
Randall H. Talbot(1)	196,708	*
Margaret A. Meister(2)	22,030	*
Jennifer V. Davies(2)	2,769	*
Richard J. Lindsay(2)	3,476	*
Patrick B. McCormick(2)	2,946	*
David T. Foy(3)	26,987,872	21.2%
Sander M. Levy(4)	6,089,999	5.2
Robert R. Lusardi(5)	26,887,872	21.1
David I. Schamis	0	*
Directors and named executive officers as a group	33,322,800	28.2

*	Represents ownership of less than 1%

(1)	Includes 131,358 shares of restricted stock.

(2)	Represents shares of restricted stock.

(3)	Represents 26,887,872 shares owned by affiliates of White Mountains Insurance Group, Ltd., of which Mr. Foy is an executive officer. Includes warrants exercisable by affiliates of White Mountains Insurance Group, Ltd. for 9,487,872 shares. Mr. Foy disclaims beneficial ownership of all such shares. Represents 100,000 shares owned by Mr. Foy.

(4)	Represents shares owned by affiliates of Vestar Capital Partners, of which Mr. Levy is a Managing Director. Mr. Levy disclaims beneficial ownership of all such shares.

(5)	Represents shares owned by affiliates of White Mountains Insurance Group, Ltd., of which Mr. Lusardi was an executive officer until March 2010. Mr. Lusardi disclaims beneficial ownership of all such shares. Includes warrants exercisable by affiliates of White Mountains Insurance Group, Ltd. for 9,487,872 shares.

EXECUTIVE COMPENSATION

Overview

Compensation Discussion and Analysis

The discussion and analysis that follow provide an overview of the Company’s executive compensation program that existed in 2009 and in years prior.

The Named Executive Officers

The following Compensation Discussion and Analysis describes the compensation earned by, awarded to or paid to our CEO, our Chief Financial Officer (CFO) and our three other most highly paid executive officers in 2009 as determined under the rules of the SEC, collectively referred to as the Named Executive Officers and listed below. Ages are as of April 2, 2010.

Randall H. Talbot, 56, has been a director, CEO and President of Symetra since August 2004 and director and President of Symetra Life Insurance Company since February 1998. He is also an officer and director of various affiliates of Symetra. From 1988 to 1998, he was CEO and President of Talbot Financial Corporation. Mr. Talbot is

also a director of Concur Technologies, Inc. (NASDAQ: CNQR). He received his B.S. degree from Arizona State University.

Margaret A. Meister, 45, has been Executive Vice President and CFO of Symetra since February 2006 and Executive Vice President and CFO of Symetra Life Insurance Company since March 2006. She is also a director of Symetra Life Insurance Company as well as an officer and director of various affiliates of Symetra. Ms. Meister is a fellow of the Society of Actuaries. She joined Symetra Life Insurance Company in 1988 and served in a variety of positions, including Chief Actuary and Vice President, prior to being promoted to her current position. Ms. Meister received her B.A. degree from Whitman College.

Jennifer V. Davies, 51, has been Senior Vice President of Symetra since June 2007 and of Symetra Life Insurance Company since August 2004 and is responsible for Enterprise Development. She is also a director of Symetra Life Insurance Company as well as an officer and director of various affiliates of Symetra. Ms. Davies joined Symetra Life Insurance Company in 1992, and served in a variety of positions, including Vice President, prior to being promoted to her current position. Ms. Davies was employed by Sons of Norway from 1986 to 1992, and ITT/Hartford Life Insurance Company from 1982 to 1986. Ms. Davies received her B.A. degree from the University of Minnesota and her M.A. degree from the University of Virginia.

Richard J. Lindsay, 53, has been Senior Vice President of Symetra Life Insurance Company since August 2006 and is responsible for the operations of its Life & Annuities Division. He also serves as an officer and director of various other affiliates of Symetra. Prior to joining Symetra Life Insurance Company, Mr. Lindsay had worked for AIG VALIC since 1998, where his last position was as an Executive Vice President of AIG VALIC and as President of VALIC Financial Advisors, an affiliated broker-dealer. Prior to joining AIG VALIC, Mr. Lindsay spent 11 years with CoreStates Financial Corp. Mr. Lindsay received his B.A. degree from Brown University, his M.B.A. degree from Wharton School of the University of Pennsylvania, and his J.D. degree from Temple University.

Patrick B. McCormick, 53, has been Senior Vice President of Symetra Life Insurance Company since June 1999 and is responsible for Distribution. Mr. McCormick joined Symetra Life Insurance Company in 1995, and served in a variety of positions, including Vice President, prior to being promoted to his current position. He is also an officer and director of various other affiliates of Symetra.

Compensation Philosophy

Our overall executive compensation program is designed to align the financial interests of our executives with those of our stockholders. We focus on pay-for-performance (both individual and company performance) by providing incentives that emphasize long-term value creation, thereby putting a large portion of our executives’ pay at risk. Based on this philosophy, the Compensation Committee has maintained base salaries that may be lower than those paid by other financial services companies and life insurers and has chosen not to provide pensions or other perquisites, choosing instead to grant the largest portion of compensation as long-term incentive compensation, which is based on the growth of intrinsic business value per share.

Pay-for-performance.  A majority of our executive officers’ compensation is directly linked to our short- and long-term financial goals, thereby providing incentives for both short- and long-term results. Our Annual Incentive Bonus Plan rewards performance relative to short-term results based on a combination of meeting company performance goals and individual performance goals. The Symetra Financial Corporation Performance Share Plan (the Performance Share Plan) rewards long-term performance relative to financial goals set on three-year cycles.

Pay at risk.  The pay at risk approach of our incentive compensation is intended to align with the executive officer’s impact on company performance over the short- and long-term. All executive officers have a significant amount of their total annual compensation at risk through company performance-based incentives.

Competitive opportunities.  As we grow and strive to reach competitive financial goals, our need for experienced executive talent will continue. Our compensation opportunities must be competitive to allow us to attract and retain talented executives in our field.

Compensation Process

The Compensation Committee, according to its charter, is responsible for approving all compensation for our Named Executive Officers as well as our other executive officers and for administering the Performance Share Plan with respect to all participants.

The Compensation Committee relies on Randall H. Talbot, our CEO, and Christine A. Katzmar Holmes, our Vice President of Human Resources, to recommend compensation programs and awards for executive officers, subject to Compensation Committee approval, and to administer approved programs for all employees. Mr. Talbot and Ms. Katzmar Holmes attend Compensation Committee meetings and, at the committee’s request, present management’s analysis and recommendations regarding compensation actions including our base salaries, Annual Incentive Bonus Plan, Performance Share Plan and Equity Plan.

Compensation actions are typically considered at the first meeting of the Compensation Committee of each year after financial results for the prior year are available. In the meeting, Mr. Talbot also presents a self-evaluation outlining his performance to assist the Compensation Committee in determining his total compensation for the year. The Compensation Committee then holds a private session to discuss and determine Mr. Talbot’s total compensation.

The Compensation Committee is comprised of members with extensive business experience who have, based on their experience, set compensation levels and performance targets at what they believe to be appropriate levels.

In 2009, the Compensation Committee considered adding an equity component to our long-term incentive plans and asked for a review by a compensation consultant. Towers Perrin was contracted for that review. The Compensation Committee determined based on a variety of factors, including the compensation consultant’s review, not to add an equity component to our Performance Share Plan, although equity awards were granted to our CEO and CFO in 2009.

Elements of Compensation

We currently compensate our executives through a combination of base salary, annual incentive compensation or, in the case of our sales executive, sales incentive compensation, and long-term incentive compensation.

Base salary.  Our philosophy is to make base salary a relatively smaller portion of the overall compensation package of our executive officers relative to what we believe to be common in the industry. While executive performance is annually reviewed, base salaries for executives are not regularly adjusted. Our practice of not adjusting base salaries based on performance is consistent with our philosophy that the majority of compensation should be variable based on our actual long-term and short-term performance and that of the executive.

Annual incentive compensation.  We pay annual incentive cash awards to our Named Executive Officers, other than Mr. McCormick, through the Annual Incentive Bonus Plan in March of each year for performance in the prior calendar year. The Annual Incentive Bonus Plan awards are based on our fulfillment of performance goals set at the beginning of the year and the executive’s individual role in that goal fulfillment.

The Compensation Committee confirms the performance goals and approves the target aggregate bonus pool for the Annual Incentive Bonus Plan each year. The actual aggregate bonus pool for the Annual Incentive Bonus Plan is determined by the sum of all participants’ target awards and can range from 0% to 200% of this target, based on our fulfillment of performance goals. The Annual Incentive Bonus Plan establishes the metric used to determine the actual aggregate bonus pool as the growth in our intrinsic business value per share, which is the average of the growth of both our adjusted book value per share and enterprise value per share during the plan year. For 2009, the growth target was 13%.

After the aggregate bonus pool for the Annual Incentive Bonus Plan is established, each executive is allocated a portion of the pool based on his or her individual target and individual performance. The individual target bonus for our CEO and CFO is equal to 50% of his or her base salary while the individual target bonus for Ms. Davies and Mr. Lindsay is 35% of base salary. After reviewing the performance of each executive, Mr. Talbot recommends to the Compensation Committee a percentage of that executive’s individual target to be paid for the performance year based on that executive’s individual performance compared to goals or expectations set by that executive and Mr. Talbot. Mr. Talbot’s recommended annual incentive bonus is subject to the total funding level for the Annual Incentive Bonus Plan and the average percentage of target bonuses paid to the executive team.

Mr. Talbot’s 2009 goals were based on the Symetra vision statement and such goals included: meet or exceed a 13% return on equity; be the “go-to” company by partnering with advisors, brokers and financial institutions to deliver on our promises to be easy to work with and provide products that bring value; increase customer value by ensuring each interaction reinforces their choice to do business with Symetra; and manage expenses not only by monitoring the bottom line but by also finding innovative ways to improve business processes and procedures. Ms. Meister’s 2009 goals included: meet or exceed a 13% return on equity; balance pricing of our products; control expenses to plan; and provide financial leadership. Mr. Lindsay’s 2009 goals included achieve significant sales growth and develop and implement product management in the Life & Annuities division. Ms. Davies’ 2009 goals included pursue enterprise development opportunities and complete strategic projects.

While growth in Symetra’s intrinsic business value per share during 2009 was below the threshold of 10%, the Compensation Committee determined to fund a discretionary bonus pool outside of the Annual Incentive Bonus Plan at 60% for bonuses to be paid in March 2010. The level of funding for this discretionary bonus pool was based on the Compensation Committee’s evaluation of Symetra’s operating performance for 2009. The Compensation Committee approved payouts under this bonus pool to certain Named Executive Officers based on each executive’s individual performance during 2009. The total amounts of these bonus pool payouts for Mr. Talbot, Ms. Meister, Mr. Lindsay and Ms. Davies are set forth in the Summary Compensation Table on page 17. These amounts are 100% of the target bonus levels multiplied by the 60% funding level associated with the Annual Incentive Bonus Plan for Mr. Talbot, Ms. Meister, Mr. Lindsay and Ms. Davies.

Combining our overall company performance and individual performance in determining the amount to be received by each executive ensures that the interests of each executive are aligned with our goals for financial success and that each executive is rewarded for individual performance. In 2009, the Annual Incentive Bonus target constitutes 5%, 9%, 11% and 10% of total target compensation for Mr. Talbot, Ms. Meister, Mr. Lindsay and Ms. Davies, respectively.

Sales incentive compensation.  All sales employees, including Mr. McCormick, participate in a sales incentive program. The targets for Mr. McCormick’s Sales Incentive Plan are based on Sales and Distribution’s financial plan and are designed to incentivize him to develop new distribution relationships and expand existing relationships. Mr. McCormick earns compensation based on a percentage of sales for each product line for new net sales volumes. The percentages decrease after a prescribed sales-volume threshold is met. The percentages and thresholds differ from product to product within each product line. The range of percentages that applies before a sales threshold is met is 0.000025%-0.002% and the range of sales thresholds is $50,215,000-$1,000,000,000. The range of percentages that applies after a sales threshold is met is 0.0000125%-0.001%. The products to which this plan applies are individual life products, fixed and variable annuities, income annuities and bundled share products. Mr. McCormick’s 2009 Sales Incentive Plan also includes a Sales Effectiveness Payment component pursuant to which he can earn up to $50,000 based on the following criteria: 76% of the payment is based on sales goals achievement per quarter and 24% is based on expense management per quarter. Mr. McCormick’s total sales incentive target was 36% of his total target compensation for 2009. In 2009, Mr. McCormick’s earned incentive compensation was 96% of his goal.

The total 2009 incentive compensation for Mr. McCormick is set forth in the Summary Compensation Table on page 17.

Long-Term Incentive Compensation

The Performance Share Plan.  We primarily provide long-term incentives to our Named Executive Officers and other executive officers through the Performance Share Plan. This long-term incentive compensation is in the form of unit-based performance awards. Awards are granted annually. Each award period is typically three years, therefore overlapping other award periods. At the time of grant, each target performance unit has the financial value of $100.00. Thereafter, each target performance unit has a notional value of $100.00 x (1 + aggregate percentage growth per share). At the end of the award period, the Compensation Committee determines the level of attainment of the performance target and assigns a performance percentage of 0% to 200% of target based on that determination. The matured performance units are paid in cash in an amount equal to the then notional value of the target shares multiplied by the performance percentage.

For the 2007-2009 and 2008-2010 cycles under the Performance Share Plan, the performance target is 13% compound annualized growth in our intrinsic business value per share with a threshold performance target of 10% and a maximum performance target of 16%. Growth in our intrinsic business value per share equals the average of the compound annualized growth rates during the award period of the adjusted book value per share and the enterprise value per share, excluding unrealized gains or losses other than unrealized gains or losses on the value of equities held as investments.

For the 2009-2011 cycle under the Performance Share Plan, the performance target is 13% modified operating return on equity averaged over the award period measured by modified operating income divided by beginning of year adjusted book value with a threshold performance target of 8% and a maximum performance target of 18%. Modified operating income equals net income less net realized investment gains/losses less hedge funds investment income, plus 30-year Standard & Poor’s A rated bond investment income substituted for equity and hedge fund performance (valued quarterly) and net investment gains/(losses) on fixed index annuity (FIA) options. The metrics used to calculate the performance target were changed for the 2009-2011 cycle under the Performance Share Plan in order to focus management on achieving core earnings goals that are within their control and to mitigate the volatile effects of upward and downward movements on equities and hedge funds.

The performance percentage ranges from 0% to 200% for all currently running performance cycles, although the Board of Directors retains the discretion to make an award outside the Performance Share Plan if the threshold is not met. For the 2007-2009 and the 2008-2010 cycles, if the compound annualized growth is 10% or lower, the performance percentage will be 0%. If the compound annualized growth is 16% or higher, the maximum performance percentage of 200% applies. For annualized percentage growth between 10% and 16%, the performance percentage will be determined on the basis of straight line interpolation.

While the compound annualized growth in Symetra’s intrinsic business value per share during the 2007-2009 cycle was below the threshold performance level of 10%, the Compensation Committee modified the terms of the Performance Share Plan, as disclosed in our Registration Statement on Form S-1/A, dated January 15, 2010. The plan for the 2007-2009 cycle was modified so that the payout would be based on the annualized growth of modified operating return on equity from 2007 through 2009. Modified operating return on equity for a year equals modified operating income in each year divided by Symetra’s adjusted book value as of the first day of such calendar year. With respect to each of the Named Executive Officers, the Compensation Committee approved a 75.6% performance percentage based on the revised performance metrics. The amounts of these payouts are set forth in the Summary Compensation Table on page 17.

It is anticipated that the threshold performance targets will not be met for the 2008-2010 cycle. The Compensation Committee has the discretion to modify the terms of awards granted, and anticipates that after the end of the award period for this cycle, it will approve a discretionary payout based on the modified operating return on equity over the three-year period using a performance percentage in the range of 70%-110%.

For the 2009-2011 cycle, if the modified operating return on equity is 8% or lower, the performance percentage will be 0%. If the modified operating return on equity is 18% or higher, the maximum performance percentage of 200% applies. For modified operating return on equity between 8% and 18%, the performance percentage will be determined on the basis of straight line interpolation.

The target grants for the 2009-2011 cycle under the Performance Share Plan constitute 61%, 72%, 60%, 45% and 53% of target total compensation for Mr. Talbot, Ms. Meister, Mr. Lindsay, Mr. McCormick and Ms. Davies, respectively. Although awards of performance shares were not specifically set at these percentages, the Performance Share Plan is designed such that our Named Executive Officers have a substantial proportion of their target total compensation linked to the achievement of company performance targets.

The “Grants of Plan-Based Awards in 2009” table on page 18 sets forth the grants made under the Performance Share Plan to each Named Executive Officer in 2009. For the Performance Share Plan, our CEO’s recommendations and our Compensation Committee’s determinations with respect to the size of awards to participants are subjective, and no proportional or other mathematical formula is applied, nor are any specific factors considered. Our CEO received the largest grant because he is responsible for our company’s overall business and financial performance. Our CFO’s awards have increased each year to reflect her increased level of responsibility. The Senior Vice President, Life & Annuities received a significant grant because Mr. Lindsay is accountable for the results of several business segments. The grant awarded to our Senior Vice President, Enterprise Development, Ms. Davies, is reflective of her duties as head of enterprise development for the company. Our Senior Vice President, Distribution, receives a relatively smaller grant because his sales incentive plan, which is also performance-based, already constitutes a significant component of his overall compensation.

The Equity Plan.  We maintain an Equity Plan to provide long-term incentives to our Named Executive Officers and other employees, our non-employee directors and any consultants. Prior to 2009, we did not make grants under the Equity Plan. Our Compensation Committee administers the Equity Plan and determines which individuals are eligible to receive awards, the number of shares or units to be granted, the exercise or purchase price for awards, the vesting schedule for each award and the maximum term of each award. Awards may consist of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares/units and other stock-based awards. On August 24, 2009, pursuant to the Equity Plan, our CEO and CFO received grants for 75,270 and 7,890 shares of restricted stock, respectively, that are scheduled to vest on December 31, 2011, subject to their continued employment through such date. These grants of restricted stock to our CEO and CFO were made to align the interests of these executives directly with the interests of our stockholders. The grants for the 2009-2011 cycle under the Equity Plan constitute 21% of target total compensation for Mr. Talbot and 5% for Ms. Meister.

Employment/severance/change-in-control arrangements.  We have no employment agreements with our executive officers. All of our executive officers are “at will” employees. In the event of a termination of an executive officer’s employment by us without cause or by the executive due to a constructive termination, in either case within 12 months (in the case of the Equity Plan) or within 24 months (in the case of the Performance Share Plan) of a change in control, executives receive certain payments and accelerated vesting under our Performance Share Plan and our Equity Plan as described in more detail beginning on page 14. We provide for this change-in-control benefit as an incentive and retention mechanism that provides security to our executives in the event that we experience a change in ownership.

Retirement benefits.  All of our employees, including our Named Executive Officers, may participate in our qualified 401(k) plan, which includes a safe harbor employer match. The safe harbor employer match is equal to 100% of the employee contributions up to the first 6% of eligible compensation. We have no defined benefit pension plans, non-qualified deferred compensation plans or retiree medical plans.

Perquisites.  Our executive officers receive the same benefits that are available to all employees. Benefits such as medical and dental insurance, life insurance, short- and long-term disability, vacation and sick leave, tuition reimbursement and professional education funding, charitable gift matching, employee referral program and relocation assistance are available to all employees. All employees are also eligible for several discount programs including fitness club memberships, computers/software, wireless programs, office supplies, rental cars and hotels for personal use.

Tax and Accounting Implications of Executive Compensation Programs

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly held companies to certain of their executive officers to $1,000,000 per individual per year to the extent that such compensation is not “performance-based,” as defined in Section 162(m). We intend to rely on an exemption from Internal Revenue Code Section 162(m) for compensation plans adopted prior to a company’s IPO. This transition exemption for our compensation plans will no longer be available to us after the date of our annual meeting that occurs after the third calendar year following the year of our IPO (i.e., our annual meeting in 2014), or if we materially modify the plan earlier. We will continue to consider the implications of Internal Revenue Code Section 162(m) and the limits of deductibility of compensation in excess of $1,000,000 as we design our compensation programs going forward.

Actions taken in 2010

At the March 4, 2010 Compensation Committee meeting, the named executive officers were granted performance unit awards for the 2010-2012 award cycle and restricted stock awards under the Equity Plan. Performance against the target governing the performance units will be determined by the Compensation Committee following the end of 2012. The restricted shares are scheduled to vest on December 31, 2012 based on continued employment through such date.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement relating to the Annual Meeting and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

The Compensation Committee
 Lois W. Grady, Chairman
David T. Foy
Lowndes A. Smith

Summary Compensation Table

The following table presents compensation earned during 2008 and 2009 by the Company’s CEO, CFO and its three most highly compensated executive officers other than the CEO and CFO (the “Named Executive Officers”):

					Non-Equity
					Incentive
				Stock	Plan	All Other	Total
Name and		Salary	Bonus	Awards	Compensation	Compensation	Compensation
Principal Position	Year	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Randall H. Talbot	2009	525,000	3,325,137	984,532	—	15,267	4,849,936
President and CEO	2008	525,000	2,131,403	—	—	14,461	2,670,864
Margaret A. Meister	2009	300,000	1,040,291	103,201		15,024	1,458,516
Executive Vice President and CFO	2008	295,962	535,451	—	—	14,173	845,586
Richard J. Lindsay	2009	285,000	429,408	—	—	15,008	729,416
Senior Vice President, Life & Annuities	2008	285,000	293,595	—	—	14,159	592,754
Patrick B. McCormick	2009	200,000	290,367	—	229,635	15,046	735,048
Senior Vice President, Distribution	2008	200,000	354,837	—	—	14,225	569,062
Jennifer V. Davies(1)	2009	235,000	418,908	—	—	9,238	663,146
Senior Vice President, Enterprise Development

(1)	Ms. Davies was not a named executive officer in 2008.

(2)	For 2008, represents the discretionary amounts awarded for the 2008 Annual Incentive Bonus Plan and the 2006-2008 cycle under the Performance Share Plan paid in March 2009.

For 2009, represents the discretionary amounts awarded for the 2009 Annual Incentive Bonus Plan and the 2007-2009 cycle under the Performance Share Plan paid in March 2010.

The following discretionary amounts were approved for the 2009 Annual Incentive Bonus Plan: Mr. Talbot received $157,500; Ms. Meister received $90,000; Mr. Lindsay received $59,850 and Ms. Davies received $49,350.

The following amounts were approved under the 2007-2009 cycle of Performance Share Plan: Mr. Talbot received $3,167,637; Ms. Meister received $950,291; Mr. Lindsay received $369,558; Mr. McCormick received $290,367 and Ms. Davies received $369,558.

(3)	Represents the fair value of the restricted stock shares at the date of grant, rather than an amount paid to or realized by the named executive officer.

(4)	Represents the amount Mr. McCormick earned as of December 31, 2009 for his 2009 Sales Incentive Plan.

(5)	Represents (i) employer contributions to the Symetra Financial Retirement Savings Plan were $13,800 in 2008 and $14,700 in 2009 for each of our Named Executive Officers except for Ms. Davies whose employer contributions was $8,985 in 2009; and (ii) employer-paid life insurance premiums with respect to each Named Executive Officer.

Grants of Plan-Based Awards

The following table summarizes the estimated future payouts under grants made by us to the Named Executive Officers in 2009 under our incentive plans:

		Non-Equity Incentive		Estimated Future Payouts Under
		Plan Awards(1)		Non-Equity Incentive Plan Awards			All Other Stock Awards(2)
									Grant Date
			Number					Number	Fair Value
	Type of		of Units	Threshold	Target	Maximum	Grant	of shares	of Stock
Name	Award	Cycle	Granted	($)	($)	($)	Date	of Stock	Awards ($)

Randall H. Talbot	Restricted Stock						8/24/2009	75,270	984,532
	Annual Incentive Plan	2009	n/a	8,750	262,500	525,000
	Performance Share Plan	2009-2011	19,500	49,265	2,813,649	6,407,825
Margaret A. Meister	Restricted Stock						8/24/2009	7,890	103,201
	Annual Incentive Plan	2009	n/a	5,000	150,000	300,000
	Performance Share Plan	2009-2011	9,900	25,012	1,428,468	3,253,203
Richard J. Lindsay	Annual Incentive Plan	2009	n/a	3,325	99,750	199,500
	Performance Share Plan	2009-2011	4,000	10,106	577,159	1,314,426
Patrick B. McCormick	Sales Incentive Plan	2009	n/a	n/a	289,258	n/a
	Performance Share Plan	2009-2011	2,750	6,948	396,797	903,668
Jennifer V. Davies	Annual Incentive Plan	2009	n/a	2,742	82,250	164,500
	Performance Share Plan	2009-2011	2,500	6,316	360,724	821,516

(1)	On March 3, 2009, the 2009 targets of the Annual Incentive Plan were approved for Mr. Talbot, Ms. Meister, Mr. Lindsay and Ms. Davies. Mr. McCormick’s 2009 Sales Incentive Plan was approved by Mr. Talbot on March 20, 2009. On May 12, 2009, Mr. Lindsay, Mr. McCormick and Ms. Davies were granted units in the 2009-2011 cycle under the Performance Share Plan. Each unit is initially valued at $100.00. On August 24, 2009, Mr. Talbot and Ms. Meister were granted units in the 2009-2011 cycle under the Performance Share Plan.

(2)	On August 24, 2009, Mr. Talbot and Ms. Meister were granted restricted stock under the Equity Plan. The awards vest on December 31, 2011.

Outstanding Equity Awards as of December 31, 2009

The following table summarizes outstanding equity awards to the Named Executive Officers as of December 31, 2009:

Outstanding Equity Awards as of December 31, 2009

Stock Awards
			Equity Incentive	Equity Incentive
			Plan Awards:	Plan Awards:
	Number of	Market Value of	Number of Unearned	Market or Payout Value
	Shares or Units	Shares or Units	Shares, Units or Other	of Unearned Shares,
	of Stock	of Stock	Rights	Units or Other Rights
	that Have not Vested	that Have not Vested	that Have not Vested	that Have not Vested
Name	(#)	(#)	(#)(1)	($)(2)

Randall H. Talbot	—	—	75,270	984,532
Margaret A. Meister	—	—	7,890	103,201
Richard J. Lindsay	—	—	—	—
Patrick B. McCormick	—	—	—	—
Jennifer V. Davies	—	—	—	—

(1)	Represents the number of shares of restricted stock granted on August 24, 2009 with a full vesting date of December 31, 2011. Partial or full vesting may also occur upon certain terminations as discussed on page 24 of “— Potential Payments Upon Termination or Change of Control.”

(2)	Measured as the number of shares that have not vested multiplied by the fair value of $13.08 per share as of December 31, 2009.

Employee Benefit Plans

The following is a summary of our primary employee benefit plans:

Annual Incentive Bonus Plan

Annual incentive cash awards are paid to our Named Executive Officers, other than Mr. McCormick, pursuant to the Annual Incentive Bonus Plan. A description of the material terms of the Annual Incentive Bonus Plan is on page 13 of “— Elements of Compensation.”

Sales Incentive Plan

Our sales employees, including Mr. McCormick, receive short-term incentive compensation through the Sales Incentive Plan. A description of the material terms of the Sales Incentive Plan, and the payout received by Mr. McCormick with respect to 2009, is on page 14 of “— Elements of Compensation.”

Performance Share Plan

We provide our Named Executive Officers with long-term incentive compensation primarily through grants pursuant to the Performance Share Plan. A description of the material terms of the Performance Share Plan, and the terms of the awards outstanding pursuant to the 2008-2010 and 2009-2011 performance cycles, are on page 14 of “— Elements of Compensation.”

Equity Plan

Background.  The purpose of the Symetra Financial Corporation Equity Plan (the “Equity Plan”) is to advance the Company’s and our stockholders’ interests by providing long-term incentives to our employees, directors and consultants. The Equity Plan became effective in 2007 and has a ten-year term. Prior to 2009, we did not make grants under the Equity Plan, and long-term incentive compensation remains primarily provided by the Performance Share Plan.

Administration.  Our Compensation Committee administers the Equity Plan, and determines which individuals are eligible to receive awards, the type of awards and number of shares or units to be granted, the exercise or purchase price for awards, the vesting schedule for each award and the maximum term of each award (subject to the limits set forth in the Equity Plan). The Compensation Committee has authority to interpret the Equity Plan, and any determination by the Compensation Committee will be final.

Share Reserve.  We have reserved 7,830,000 shares of our Common Stock for issuance under the Equity Plan, of which, as of March 4, 2010, 7,649,786 remain available for issuance. This reserve, and all limits referenced below, is subject to adjustment in the event of stock splits or similar capitalization events.

Eligibility.  The individuals eligible to participate in the Equity Plan include our officers and other employees, our non-employee directors and any consultants.

Limit on Awards.  During any calendar year, the maximum aggregate number of shares subject to awards granted to any individual shall be 435,000.

Equity Awards.  The Equity Plan permits us to grant the following types of awards:

•	Restricted Stock. A restricted stock award is a grant of shares or an offer by us to sell shares of our Common Stock subject to a risk of forfeiture and/or a right of repurchase by us upon the termination of employment of the participant on such terms (including price and timing) as may be determined by the Compensation Committee. This risk of forfeiture and/or right of repurchase may lapse according to vesting conditions, which may include performance conditions, a time-based schedule or a combination thereof, to be determined in each case by the Compensation Committee. In the event of death or disability of a holder of restricted stock subject to vesting other than monthly vesting, the risk of forfeiture and/or our right to repurchase such shares shall lapse with respect to a pro rata portion of the restricted shares equal to the percentage of the vesting period that has elapsed. The Compensation Committee also has the discretion to waive all or a portion of the risk of forfeiture and/or our right to repurchase shares of restricted stock in the event of a participant’s voluntary resignation or retirement. In the event of a change of control followed by termination without cause or constructive termination of the participant within twelve months, the restrictions on such participant’s restricted stock will lapse.

•	Stock Options. The Equity Plan provides for the grant of incentive stock options (commonly referred to as ISOs) to employees and non-qualified stock options (commonly referred to as NSOs) to employees, directors and consultants. The Compensation Committee determines the terms of options, provided that ISOs are subject to statutory limitations. The Compensation Committee determines the exercise price for a stock option, within the terms and conditions of the Equity Plan and applicable law, provided that the exercise price of an ISO may not be less than 100% (or 110% in the case of a recipient who is a ten percent stockholder) of the fair market value of our common stock on the date of grant.

Options granted under the Equity Plan will vest at the rate specified by the Compensation Committee, with the vesting schedule for each stock option to be set forth in the stock option agreement for such option grant. Generally, the committee determines the term of stock options granted under the Equity Plan, up to a maximum term of 10 years.

After termination of an optionee’s employment, the optionee may exercise the vested portion of each option for the period of time stated in the option agreement to which such option relates. The Compensation Committee also has the discretion to permit exercise of the unvested portion of an option in the event of voluntary resignation or retirement. Generally, if termination is due to disability, the vested portion of each option will remain exercisable for three years following the date of disability, and in the event of death of an optionee, the vested portion of each option will remain exercisable by such optionee’s estate for one year. In all other cases, the vested portion of each option will generally remain exercisable for three months following termination of employment. However, an option may not be exercised later than its expiration date.

Notwithstanding the above, in the event of a change of control of Symetra, followed by termination without cause or constructive termination (as such terms are defined in the Equity Plan) of an optionee within twelve months of the change of control, such optionee’s stock options will become 100% vested and exercisable for up to 30 days following such termination.

•	Stock Appreciation Rights. Stock appreciation rights provide for a payment or payments, in cash or shares of Common Stock, to the participant based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price. The exercise price of a stock appreciation right may not be less than 100% of the fair market value of our common stock on the date of grant of the stock appreciation right. Stock appreciation rights are otherwise generally subject to the same terms and limitations as described above for stock options, including vesting acceleration upon termination following a change of control.

•	Restricted Stock Units. Restricted stock units represent the right to receive, without payment to the Company, an amount of shares of our Common Stock equal to the number of shares underlying the restricted stock units multiplied by the fair market value of a share on the date of vesting of the restricted stock units. The Compensation Committee may, at its discretion, impose vesting conditions, which may include performance conditions, a time-based vesting schedule or a combination thereof, on the exercise of such units. A participant’s restricted stock units generally terminate in the event the participant’s employment terminates prior to payment with respect to the units. However, in the event of death or disability of a holder of restricted stock units that are subject to vesting other than monthly vesting, the holder will receive payment for a pro rata percentage of the unvested units equal to the percentage of the vesting period that has elapsed. The Compensation Committee also has the discretion to make payment with respect to all or a portion of the unvested restricted stock units held by a participant in the event of such participant’s voluntary resignation or retirement. In the event of a change of control followed by termination without cause or constructive termination of the participant within 12 months, such participant’s restricted stock units that were outstanding on the date of termination will be cancelled and such participant will receive a cash payment equal to the product of the number of restricted stock units and the fair market value of a share of our common stock on the date of termination.

•	Performance Shares/Units. A performance share award entitles a participant to receive all or part of the value of a specified number of hypothetical shares if specified performance objectives, as determined by the Compensation Committee, are satisfied during a specified award period. The payout under a performance share award is the product of (1) the target number of performance shares subject to award, (2) the performance percentage and (3) the fair market value of a share on the date the award is paid or becomes payable to the participant.

Performance units are similar to performance shares, except that the value is based on a fixed dollar value or formula specified by the committee, rather than the fair market value of a share on the date the award is paid or payable (as with performance shares). The maximum value of performance units that may be earned by a participant for any single award period of one year or longer may not exceed $25 million.

At the end of the award period for performance shares or performance units, the Compensation Committee assigns a performance percentage that is between 0% and 200% depending on the extent to which the applicable performance objectives were met during the award period. Performance shares and units may be settled in cash, shares of our Common Stock, other securities, other awards, other property or any combination thereof, as determined by the Compensation Committee.

A participant’s performance shares or units are cancelled if the participant’s employment is terminated prior to end of the award period. However, if a participant dies or becomes disabled during the performance period, such award is paid to such participant (or such participant’s estate) on a pro-rata basis. In the event of a change of control followed by termination without cause or constructive termination of the participant within twelve months, the participant’s performance share/unit award shall be paid out on a pro rata basis according to the percentage of months during the award period that have elapsed, with a performance percentage of 100%.

•	Other Stock-Based Awards. The Compensation Committee also has the discretion to issue other equity-based awards under the Equity Plan, including fully-vested shares of common stock.

Awards Not Transferable.  Awards under the Equity Plan are generally non-transferable, except to a participant’s estate in the event of the participant’s death.

Adjustments.  The Compensation Committee is authorized to make adjustments to the terms and conditions of awards in recognition of certain unusual or nonrecurring events, including but not limited to extraordinary dividends, stock splits, mergers or a change in control of Symetra. In such events, the committee has the discretion to do what it determines is appropriate or desirable, including providing for the substitution or assumption of awards, accelerating the vesting of or the lapse of restrictions on awards, terminating the awards or making a cash payment in consideration for the cancellation of the awards.

Amendment and Termination.  The Equity Plan may be amended or terminated at any time upon approval of our Board of Directors, provided that no amendment or termination will adversely affect outstanding awards. The Equity Plan will terminate on the earlier of the termination of the Equity Plan by our Board of Directors or ten years from the effective date of the Equity Plan.

Employee Stock Purchase Plan

Background.  Our employee stock purchase plan is designed to enable eligible employees to periodically purchase shares of our Common Stock at a discount. Purchases are accomplished through participation during discrete offering periods. Our employee stock purchase plan is intended to qualify as an employee stock purchase plan under section 423 of the Internal Revenue Code of 1986, as amended. Our Board of Directors adopted our employee stock purchase plan in October 2007.

Share Reserve.  We have initially reserved 870,000 shares of our Common Stock for issuance under our employee stock purchase plan. We anticipate the first offering period will commence on or about August 15, 2010.

Administration.  Our Compensation Committee administers our employee stock purchase plan. Our employees generally are eligible to participate in our employee stock purchase plan if they are employed on a salaried basis by us, or a subsidiary of ours that we designate, for 20 or more hours per week and more than five months in a calendar year. Employees who are 5% stockholders, or would become 5% stockholders as a result of their participation in our employee stock purchase plan, are ineligible to participate in our employee stock purchase plan. We may impose additional restrictions on eligibility as well.

Under our employee stock purchase plan, eligible employees may acquire shares of our Common Stock by accumulating funds through payroll deductions. Our eligible employees may select a rate of payroll deduction up to 15% of their cash compensation (or such lower limit as determined by the Compensation Committee). We also have the right to amend or terminate our employee stock purchase plan, except that, subject to certain exceptions, no such action may adversely affect any outstanding rights to purchase stock under the plan. Our employee stock purchase plan will remain in effect until terminated by our Compensation Committee.

Purchase Rights.  When an offering period commences, our employees who meet the eligibility requirements for participation in that offering period and who elect to participate are granted a nontransferable option to purchase shares in that offering period. An employee’s participation automatically ends upon termination of employment for any reason. An employee may withdraw from the plan at any time at least five business days prior to a purchase date, and in such event shall receive a refund of all of such employee’s payroll deductions deposited to date into the plan.

Each offering period will be for approximately six months (commencing on the first trading day on or immediately after February 15 and August 15 of each year and terminating on the trading day on or immediately preceding the next August 14 or February 14, respectively). The duration and timing of offering periods may be changed by the Compensation Committee without stockholder approval if such change is announced prior to the scheduled beginning of the offering period to be effected thereafter.

No participant will have the right to purchase our shares at a rate which, when aggregated with purchase rights under all our employee stock purchase plans that are also outstanding in the same calendar year(s), has a fair market value of more than $25,000, determined as of the first trading day of the applicable offering period, for each calendar year in which such right is outstanding. The purchase price for shares of our common stock purchased under our employee stock purchase plan will be 85% of the closing trading price per share of our common stock as reported by the NYSE on the last date of each purchase period.

Change in Control.  In the event of a change in control of Symetra, the acquiring entity shall assume the outstanding purchase rights. In the event the acquiring entity refuses to do so, the purchase and offering periods then in progress shall terminate prior to the date of closing of the change of control transaction.

401(k) Plan

We offer a qualified Section 401(k) plan to all employees who meet specified eligibility requirements. Eligible employees may contribute up to 100% of their eligible compensation, subject to limitations established under Section 401(k). We provide a safe harbor employer match and match participant contributions dollar-for-dollar, up to 6% of their compensation. Participants are immediately vested in their contributions.

Potential Payments Upon Termination or Change in Control

We have no employment agreements with our Named Executive Officers that would provide payments upon termination of employment.

Annual Incentive Bonus Plan

The Annual Incentive Bonus Plan requires that an executive be an active employee on December 31 of the plan year, and remain continuously employed by the Company through the award payout date, in order to be eligible to receive a bonus award. Exceptions to this include death, disability, retirement at age 65 or older or position elimination. In these cases, the bonus will be based on eligible earnings paid through the executive’s last day of work within the plan year and is modified by the funding level of the aggregate bonus pool.

Sales Incentive Plan

Mr. McCormick’s Sales Incentive Plan provides that if he leaves his position for any reason, he will be paid for production earned through the end of the last full month of employment.

Performance Share Plan

The Performance Share Plan provides that, except for the change in control provision described below, the executive would immediately forfeit all outstanding awards upon termination of employment prior to the end of the applicable award period. The Board of Directors, at its discretion, may provide that if an executive dies, retires, is disabled or is granted a leave of absence, or if the executive is otherwise terminated in a manner reasonably judged to be not seriously detrimental to our company, then all or a portion of the executive’s award, as determined by the board, may be paid to the executive (or beneficiary).

The Performance Share Plan includes a “double trigger” change in control provision which provides that if a participant’s employment is terminated without cause or constructively terminated within 24 months after a change in control of our company, each award held by the participant prior to the change in control is cancelled and the participant is entitled to receive an award payment equal to the product of (a) the then financial value of 100% of the performance shares and (b) the performance percentage, which is based on the level of attainment of the performance goal as of the last day of the calendar quarter ending prior to the date of the termination event. Alternatively, following the change in control, if the participant remains continuously employed through the end of the award period, then the participant will receive those awards for which the participant would have been paid had the change in control not occurred. For purposes of the Performance Share Plan, a change in control occurs when any person or group, other than White Mountains or Berkshire Hathaway, an underwriter or an employee benefit plan of the Company, becomes the beneficial owner of 35% or more of the Company’s outstanding common stock.

Under the Performance Share Plan, a “constructive termination” is defined as a termination of the participant’s employment at the initiative of the participant following a material decrease in salary or a material diminution in the participant’s authority, duties or responsibilities.

Restricted Stock Agreements

Restricted Stock Agreements with Mr. Talbot and Ms. Meister provide that the restricted stock will vest on December 31, 2011, subject to their continued employment through such date. In the event of the executive’s voluntary termination or termination with cause (as defined in the Equity Plan), all of the unvested shares will be forfeited. If the executive’s employment is terminated by us without cause or due to the executive’s death or disability, the following amounts of restricted stock will become vested: if such termination is on or after December 31, 2009 but prior to December 31, 2010, one-third of the restricted stock will vest. If such termination is on or after December 31, 2010 but prior to December 31, 2011, two-thirds of the restricted stock will vest.

In the event of a change in control followed by termination without cause or constructive termination (as defined in the Equity Plan) of the executive within twelve months after the change in control, the restrictions on all of the executive’s restricted stock will lapse.

Potential Payments Upon Termination

The following table shows the potential payments that would be made by us to each of the Named Executive Officers assuming that each executive’s employment was terminated due to death, disability, retirement at age 65 or older or position elimination on December 31, 2009 whether or not a change in control has occurred.

	2009 Annual	2008-2010	2009-2011
	Incentive Bonus	Performance	Performance	Restricted Stock
Executive	Plan ($)(1)	Share Plan ($)(2)	Share Plan ($)(3)	Awards ($)(4)	Total ($)

Randall H. Talbot	157,500	0	1,298,700	328,177	1,784,377
Margaret A. Meister	90,000	0	659,340	34,400	783,740
Richard J. Lindsay	59,850	0	266,400	0	326,250
Patrick B. McCormick	229,635	0	183,150	0	412,785
Jennifer V. Davies	49,350	0	166,500	0	215,850

(1)	Represents the amount payable under the 2009 Annual Incentive Bonus Plan, except with respect to Mr. McCormick, who would instead receive payment under his Sales Incentive Plan. This amount is payable in the event of death, disability, retirement at age 65 or older or elimination of position, whether or not a change in control of the Company has occurred. This figure represents 100% of the executive’s individual target modified by the funding level of the aggregate bonus pool which was 60% for 2009.

(2)	No payment would have been made in respect of performance units because performance goals were not met in 2008, which affected the 2008-2010 Performance Share Plan as of December 31, 2009. The Board of Directors, at its discretion, may elect to award all or a portion of the grant to an executive in the event of such executive’s death, retirement, disability or leave of absence, or in the event of termination in a manner not determined to be seriously detrimental to the Company. The Compensation Committee also has the discretion to modify the terms of awards granted and would consider a discretionary payout based on the modified operating return on equity over the two-year period of 2008-2009.

(3)	Payable in the event a Named Executive Officer’s employment is terminated without cause or constructively terminated within 24 months following a change of control of the Company. In addition, the Board of Directors, at its discretion, may elect to award all or a portion of such amounts to an officer in the event of such executive’s death, retirement, disability or leave of absence, or in the event of termination in a manner not determined to be seriously detrimental to the Company. This amount represents a 60% performance percentage based on performance as of December 31, 2009.

(4)	Represents the amount vested (based on a per share fair value as of December 31, 2009 of $13.08) if Mr. Talbot’s or Ms. Meister’s employment is terminated without cause or due to his or her death or disability. In the event of a change in control followed by termination without cause or constructive termination within twelve months, Mr. Talbot would receive $984,532 and Ms. Meister would receive $103,200.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Approval of Related Party Transactions

Prior to January 21, 2010, the effective date of our IPO, we did not have a written policy relating to the approval of related party transactions, which are those transactions that involve any transaction or series of transactions in which the Company or a subsidiary is a participant involving an amount in excess of $120,000 and a related person has a direct or indirect material interest. Under SEC rules, a related person is a director, nominee for director, executive officer, owner of more than 5% of our Common Stock or immediate family member of any of the above. Any such transactions were reviewed with and approved by our Board of Directors or Audit Committee.

Following our IPO, our Board of Directors adopted a written Related Party Transaction Policy. Our Related Party Transaction Policy sets forth policies and procedures for the review and approval or ratification of related party transactions. On an annual basis, each director, nominee for director, officers and certain 5% or greater stockholders are required to complete a Director and Officer Questionnaire that requires disclosure of any transactions with us in which a related person has a direct or indirect material interest. Our general counsel is primarily responsible for the development and implementation of procedures and controls to obtain information from these related persons. Any related party transaction proposed to be entered into must be reported to our general counsel. The related party transactions are reviewed with and approved by the Audit Committee of our Board of Directors. In addition, previously approved or ongoing related party transactions are reviewed by the Audit Committee annually.

The following is a summary of each transaction or series of similar transactions for the twelve months ending December 31, 2009 to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors or executive officers, any holder of 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Investment Management Agreement with White Mountains Advisors LLC

A majority of our investments are managed by White Mountains Advisors LLC (“WM Advisors”), a wholly owned subsidiary of White Mountains Insurance Group, Ltd. White Mountains Insurance Group, Ltd. beneficially owns 26,887,872 shares of our common stock, which includes warrants exercisable for 9,487,872 shares. Mr. David T. Foy, one of our directors, serves as Executive Vice President and Chief Financial Officer of White Mountains Insurance Group, Ltd. Mr. Lowndes A. Smith, Chairman of our Board of Directors, serves as a director of White Mountains Insurance Group, Ltd. Mr. Robert R. Lusardi, one of our directors, until March 2010 served as President and Chief Executive Officer of White Mountains Financial Services, LLC, an affiliate of White Mountains Insurance Group, Ltd. The total fees incurred with respect to WM Advisors under our existing investment management agreements, or IMAs, with them for the year ended December 31, 2009 was $14.0 million. Following satisfaction of applicable prior notice/approval requirements of insurance regulatory authorities, we and certain of our subsidiaries intend to enter into an amended investment management agreement, or the WMA Agreement, on substantially the same terms including fees as our existing IMAs with WM Advisors pursuant to which WM Advisors will continue to supervise and direct the fixed income and alternative investment portion of our investment portfolio.

The WMA Agreement will provide for an initial fixed term of one year, which will be extendible by us for an additional year (a second year) and, if so extended, for a second additional year (a third year). Following the end of the initial term and any extensions, the WMA Agreement may be terminated by either party upon 60 days’ written notice.

WM Advisors also provides investment advisory services to White Mountains Insurance Group, Ltd., its subsidiaries and a number of its affiliates.

Investment Management Agreement with Prospector Partners, LLC

Prospector is a registered investment adviser managing assets for corporations, foundations, endowments and high net worth individuals. Mr. John D. Gillespie, the founder and Managing Member of Prospector Partners, LLC (“Prospector”), is a director of White Mountains Insurance Group, Ltd. As discussed above, White Mountains

Insurance Group, Ltd. beneficially owns shares of our Common Stock and warrants and our chairman serves as a director and one of our directors serves as an officer of White Mountains entities. Historically, Prospector managed most of the publicly traded common equity and convertible securities in our portfolio through a sub-advisory agreement with WM Advisors. As of December 31, 2009, Prospector served as a discretionary advisor to WM Advisors under the sub-advisory agreement with respect to approximately $0.2 billion of specified assets in our combined insurance and non-insurance portfolios. For the year ended December 31, 2009, we incurred $1.8 million in fees with respect to the Prospector portfolio. These fees are included in the WM Advisor fees mentioned above.

Following satisfaction of applicable prior notice/approval requirements of insurance regulatory authorities, we intend to enter into a separate investment management agreement with Prospector, or the Prospector Agreement, pursuant to which Prospector will agree to supervise and direct the publicly traded common equity and convertible securities portion of our investment portfolio.

The Prospector Agreement will have an initial fixed term of three years, which will be extendible by us for an additional year (a fourth year) at or prior to the end of the second year of the term and, if so extended, for a second additional year (a fifth year) at or prior to the end of the third year of the term. The Prospector Agreement will be terminable by us only: (i) for cause (including material non-performance by Prospector); (ii) if either John D. Gillespie or Richard P. Howard are no longer affiliated with Prospector; or (iii) if there is a change in control of Prospector. Following the end of the initial term and any extensions, the Prospector Agreement may be terminated by either party on 60 days’ written notice. We will review periodically the performance of and the fees paid to Prospector under the Prospector Agreement.

Relationships and Transactions with White Mountains Insurance Group, Ltd. and its Affiliates

We are party to certain shareholders agreements, dated as of March 8, 2004, March 19, 2004 and April 16, 2004, with our stockholders. These shareholders agreements terminated on the consummation of our IPO on January 21, 2009, other than certain provisions, including provisions relating to tag-along rights, transfer restrictions, registration rights, confidentiality and competition. Regarding tag-along rights, for one year following our IPO, if one or more stockholders party to a shareholders agreement propose to transfer 10% or more of our then outstanding Common Stock, they must afford each other stockholder party to such shareholders agreement the opportunity to participate proportionally in the transfer. Regarding transfer restrictions, for one year following our initial public offering, warrant transfers are generally restricted and for 18 months following our initial public offering, any stockholder party to a shareholders agreement wishing to transfer shares of our common stock or warrants must generally require the transferee to agree to be bound by the terms of the shareholders agreement. Regarding registration rights, for ten years following our initial public offering, stockholders party to a shareholders agreement holding in the aggregate 10% of all registrable securities (as defined in the shareholders agreements) then held by stockholders party to a shareholders agreement may request that we effect the registration of such securities through an underwritten public offering or the filing of a shelf registration statement or permit the sale of such securities already included in an effective shelf registration statement pursuant to an underwritten public offering, subject to certain limitations. During this 10-year period, if we register common shares in connection with an offering, stockholders party to a shareholders agreement will be given an opportunity to include their registrable securities, subject to certain limitations. With respect to confidentiality provisions, the shareholders agreements provide that, for an indefinite period of time, the stockholders party to a shareholders agreement will keep confidential any non-public information made available to them during the due diligence process of any prior offering of our common stock. The shareholders agreements provide that, for an indefinite period of time, we will indemnify the holders of registrable securities and any underwriters for losses or damages arising out of material misstatements or omissions in the relevant registration statement or prospectus or violations of law in connection with the registration of registrable securities, and further provide that the holders of registrable securities and any underwriters will indemnify us for losses or damages arising out of material misstatements or omissions in the relevant registration statement or prospectus that was made in reliance on written information furnished by such holders or underwriters. The shareholders agreements also provide that the stockholders may freely engage in, or invest in, businesses that are competitive with ours and that there are no obligations for any stockholder to refer any business opportunities to us. In addition, following our initial public offering and so long as White Mountains Insurance Group, Ltd. holds at least 20% of our outstanding common stock, assuming exercise of any outstanding warrants, each stockholder party to a shareholders agreement is required to vote its shares for two board members designated by White Mountains Insurance Group, Ltd., which will be reduced to one nominee so long as White Mountains Insurance Group, Ltd. holds at least 10%, but less than 20%, of our outstanding common stock.

Symetra Life Insurance Company entered into an accident and health reinsurance agreement with a related party, White Mountains Re America, a subsidiary of White Mountains Insurance Group, Ltd. White Mountains Group, Ltd. beneficially owns 26,887,872 shares of our Common Stock, which includes warrants exercisable for 9,487,872 shares. This reinsurance agreement is on substantially the same terms as agreements entered into with other third parties. For the year ended December 31, 2009, we recorded ceded premiums of $2.5 million and recovered ceded losses of $2.4 million.

One of our subsidiaries, Symetra Assigned Benefits Service Company (SABSCO), in the ordinary course of business, accepted the assignment of periodic payment obligations from a related party, OneBeacon Insurance Group (OB). OB is an affiliated company of White Mountains Insurance Group, Ltd. As discussed above, White Mountains Group, Ltd. beneficially owns shares of our Common Stock and warrants. These assignments were on substantially the same terms as those provided to other third parties. For the year ended December 31, 2009, SABSCO purchased $1.2 million in structured settlement annuities from Symetra Life Insurance Company to fund these obligations for OB.

Relationships and Transactions with Others

The following transactions involve the operations of our subsidiary, Symetra Life Insurance Company, and were entered into in the ordinary course of business.

Symetra Life Insurance Company entered into a coinsurance reinsurance agreement with Wilton Reassurance Company, or Wilton Re. This agreement is on substantially the same terms as agreements entered into with other third parties. For the year ended December 31, 2009, we recorded ceded premiums of $1.8 million and recovered ceded losses of $0.5 million. Vestar Capital Partners, which holds 6,089,999 shares of our common stock, has an investment interest in Wilton Re. Mr. Sander M. Levy, one of our directors and our Audit Committee Chairman, serves on the Board of Directors of Wilton Re. Mr. Levy is not directly involved in the business dealings between the two companies but disclosed the relationship to our Audit Committee, which ratified the relationship.

Symetra Life Insurance Company issued an insurance policy for both specific and aggregate excess loss coverage to Essent Healthcare with an effective date of January 1, 2009 with substantially the same terms as those provided to other third parties. Vestar Capital Partners, which holds 6,089,999 shares of our common stock, has an investment in Essent Healthcare. We recorded premiums of $0.2 million and paid losses of $0.1 million for the year ended December 31, 2009.

Symetra Life Insurance Company is a party to several coinsurance reinsurance agreements with General Re Life Corporation. General Re Life Corporation is the North American life and health reinsurance company of General Re Corporation, a subsidiary of Berkshire Hathaway Inc. Berkshire Hathaway Inc. beneficially owns 26,887,872 shares of our Common Stock, which includes warrants exercisable for 9,487,872 shares. These agreements are on substantially the same terms as agreements entered into with other third parties. For the year ended December 31, 2009, we recorded ceded premiums of $0.4 million. No ceded losses have been recovered under these agreements in 2009.

Symetra Life Insurance Company issued an insurance policy for specific excess loss coverage to Nebraska Furniture Mart with an effective date of January 1, 2009 with substantially the same terms as those provided to other third parties. Nebraska Furniture Mart is a subsidiary of Berkshire Hathaway Inc. As discussed above, Berkshire Hathaway Inc. beneficially owns shares of our Common Stock and warrants. We recorded premiums of $0.6 million and recorded losses of $0.3 million for the year ended December 31, 2009.

Symetra Life Insurance Company held $4.7 million in fair value of Class B common stock in Berkshire Hathaway, Inc. as of December 31, 2009. As discussed above, Berkshire Hathaway Inc. beneficially owns shares of our Common Stock and warrants. For the year ended December 31, 2009, we had purchases of $1.5 million and no sales related to our holdings in Berkshire Hathaway Inc.

Indemnification Agreements with our Directors and Officers

Our certificate of incorporation and bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by law. In addition, as permitted by the laws of the State of Delaware, we have entered into indemnification agreements with each of our directors and officers. Under the terms of our indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the State of Delaware, against any and all (a) costs and expenses (including attorneys’ and experts’ fees, expenses and charges) actually and reasonably paid or incurred in connection with investigating, defending, being a witness in or participating in, or preparing to investigate, defend, be a witness in or participate in, and (b) damages, losses, liabilities, judgments, fines, penalties and amounts paid in settlement relating to, resulting from or arising out of, in the case of either (a) or (b), any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation that such person determines might lead to the institution of any such action, suit or proceeding, by reason of the fact that (y) such person is or was a director, officer, employee or agent of the Company and/or a subsidiary of the Company or (z) such person is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, non-profit organization, joint venture, trust or other enterprise. The indemnification agreements also require us, if so requested, to advance within 20 business days any and all costs and expenses to the director or officer which such person determines reasonably likely to be payable, provided that such person will return any such advance which remains unspent at the final conclusion of the claim to which the advance related. Our bylaws also require that such person return any such advance if it is ultimately determined that such person is not entitled to indemnification by us as authorized by the laws of the State of Delaware.

We are not required to provide indemnification under our indemnification agreements for certain matters, including: (1) indemnification beyond that permitted by the laws of the State of Delaware; (2) indemnification in connection with certain proceedings or claims initiated or brought voluntarily by the director or officer; (3) indemnification for settlements the director or officer enters into without the Company’s written consent; (4) indemnification related to disgorgement of profits under Section 16(b) of the Securities Exchange Act of 1934; (5) indemnification where a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful; or (6) indemnification for liabilities for which the director or officer has received payment under any insurance policy as may exist for such person’s benefit, our articles of incorporation or bylaws or any other contract or otherwise. The indemnification agreements require us, to the extent that our Board of Directors determines it to be economically reasonable, to maintain directors’ and officers’ liability insurance.

REPORT OF THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS REGARDING ANNUAL FINANCIAL STATEMENTS

The Audit Committee is comprised of four directors who are not officers or employees of the Company. By January 22, 2011, all members of the Audit Committee will be independent directors according to the rules of the NYSE and the SEC and at least one member will be an “audit committee financial expert” as such term is defined in Item 407 of Regulation S-K. The Board of Directors has established a written charter for the Audit Committee.

The Audit Committee held nine meetings during 2009. The meetings were designed to facilitate and encourage communication between the Audit Committee, management, our internal auditors and our independent registered public accounting firm.

During these meetings, the Audit Committee reviewed and discussed the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC for the year ended December 31, 2009.

The discussions with the independent registered public accounting firm also included the matters required by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T regarding “Communications with Audit Committees.” The Audit Committee received from the independent registered public accounting firm written disclosures and the letter required by PCAOB Rule 3600T regarding “Independence Discussions with Audit Committees.” This information was discussed with the independent registered public accounting firm. The Audit Committee considered whether the non-audit services provided by the independent registered public accounting firm to us are compatible with maintaining auditor independence.

The Audit Committee
 Sander M. Levy, Chairman
David T. Foy
David I. Schamis
Lowndes A. Smith

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On November 11, 2008, Ernst & Young LLP (“E&Y”) was designated by the Audit Committee to audit the consolidated financial statements of the Company for the year ended December 31, 2008 and was subsequently reappointed for the year ended December 31, 2009. Representatives of E&Y are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The Audit Committee pre-approves the scope and fees for all services performed by E&Y. Annually, the Audit Committee receives and pre-approves a written report from E&Y describing the procedures expected to be performed in the course of its audit of the Company’s financial statements. All other audit, audit-related and non audit-related services rendered by E&Y also require pre-approval, which may be granted at a meeting of the full Audit Committee.

It is the intent of the Audit Committee to assure that E&Y’s performance of audit, audit-related, tax and non-audit services are consistent with all applicable rules on auditor independence. As such, services expressly prohibited by the Audit Committee include bookkeeping or other services related to the accounting records or financial statements of the Company or its subsidiaries; financial information systems design and implementation; appraisal and valuation services; fairness opinions; contribution-in-kind reports; certain actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment advisor or investment banking services; legal services; and expert services unrelated to the audit.

The services performed by Ernst & Young in 2009 and 2008 are described below. E&Y does not provide any services to the Company prohibited under applicable laws and regulations. From time to time, E&Y may perform permissible services for the Company, provided they have been pre-approved in accordance with the policy described above. To the extent services are provided by E&Y, they are closely monitored and controlled by both management and the Audit Committee to ensure that their nature and extent do not interfere with the independence of E&Y. The independence of E&Y is also considered annually by the Audit Committee.

The following table sets forth the approximate aggregate fees billed by E&Y for professional services provided in 2009 and 2008:

	2009	2008
	(in thousands)

Audit Fees(1)	$2,867	$2,072
Audit-Related Fees(2)	140	245
Tax Fees(3)	20	12
All Other Fees(4)	42	2

Total Fees	$3,069	$2,331

(1)	The fees in this category were for professional services rendered in connection with (1) the audits of the Company’s annual financial statements, which for 2009 also included the Company’s Annual Report on Form 10-K, (2) the review of the Company’s quarterly financial statements, (3) audits of the Company’s subsidiaries that are required by statute or regulation and (4) services that generally only the Company’s independent registered public accounting firm reasonably can provide, such as consents issuing in connection with our registration statements filed with the SEC. The 2009 fees also include audit fees for professional services rendered in connection with the Company’s IPO which closed January 27, 2010 and included a review of registration statements, providing a comfort letter to our underwriters and issuing consents.

(2)	The fees in this category were for professional services rendered in connection with (1) internal control reviews and (2) other regulatory requirements.

(3)	The fees in this category were for professional services rendered in connection with tax strategy assistance and tax compliance services.

(4)	The fees in this category were for other types of permitted services including (1) advisory services in connection with enterprise security assessment and (2) access to E&Y’s proprietary technical research software.

* * * *

The Report of the Compensation Committee and Report of the Audit Committee set forth above shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 (“Securities Act”) or the Securities Exchange Act of 1934 (“Exchange Act”), notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent we incorporate such Reports by specific reference. In addition, these Reports shall not be deemed to be filed under either the Securities Act or the Exchange Act.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Stockholder proposals, in accordance with SEC rules, to be presented at the 2011 annual meeting must be received by us, at the address shown on the cover of this Proxy Statement, sent by registered, certified or express mail, to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting by December 3, 2010. Stockholders who want to bring business before the 2011 annual meeting, other than through a stockholder proposal in accordance with SEC rules, must notify the Secretary of the Company in writing and provide the information required by the provision of our By-Laws dealing with stockholder proposals. The notice must be delivered to or mailed and received at the address of the Company shown on the cover of this Proxy Statement by December 3, 2010. The requirements for such notice are set forth in our By-Laws, which were filed as Exhibit 3.2 to our Registration Statement on Form S-1 filed October 5, 2009. That document is located on our website www.symetra.com can be found by clicking on “Investors” and then on “SEC Filings.”

OTHER MATTERS

The solicitation of and the related cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, some of our officers and regular employees may, without extra remuneration, solicit proxies personally or by telephone, electronic transmission or facsimile. We may also request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of stock held of record and will reimburse such persons for their expenses.

Appendix I
Symetra Financial Corporation
Audit Committee
Independent Auditor Services Pre-Approval Policy
Statement of Principles
The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. In general, classes of predictable and recurring audit and permitted non-audit services shall be considered for general pre-approval by the full Audit Committee on an annual basis in each fiscal year. Services as to which a general pre-approval shall have been granted on an annual basis shall be effective for the applicable fiscal year. Unless a class of or individual audit or permitted non-audit service shall have received a general pre-approval, it will require specific pre-approval by the Audit Committee or its delegate. Any specific pre-approval of an audit or permitted non-audit service may be provided up to one year prior to commencement of the service. In any case in which a service is to be provided over a period of years, the approval shall be reviewed for renewal on an annual basis. Any services which received general pre-approval and are expected to exceed pre-approved cost levels will require specific pre-approval by the Audit Committee or its delegate.
The Audit Committee shall review this policy annually for purposes of assuring its continued appropriateness and compliance with applicable law and listing standards, including regulations of the SEC and the Public Company Accounting Oversight Board (PCAOB).
Audit Services
The Audit Committee must pre-approve the annual audit services. The Audit Committee or its delegate shall approve, if necessary, any changes in terms resulting from changes in audit scope, Company structure, or other matters. In addition to the annual audit services engagement approved by the Audit Committee, the Audit Committee or its delegate may grant pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide.
Audit-Related Services
Audit-related services, including internal control-related services, are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and/or the Company’s internal control over financial reporting and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor. Audit-related services must be pre-approved by the Audit Committee or its delegate.
Tax Services
The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning, and tax advice without impairing the auditor’s independence. All tax services must be pre-approved by the Audit Committee or its delegate.
Other Services
The Audit Committee or its delegate may grant pre-approval to those permitted non-audit services classified as other services that it believes would not impair the independence of the auditor, including those that are routine and recurring services.
Delegation of Pre-Approval
The Audit Committee elects to delegate pre-approval authority to the Chairman of the Audit Committee to approve any one or more individual audit or permitted non-audit services. The Chairman shall report any pre-approval

1

Appendix I
granted at the next scheduled meeting of the Audit Committee. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditor.
Prohibited Services
The Company may not engage the independent auditor to provide any service that is prohibited by applicable law, including:
•	Bookkeeping or other services related to the accounting records or financial statements of the audit client.

•	Financial information systems design and implementation.

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports.

•	Actuarial services.

•	Internal audit outsourcing services.

•	Management functions.

•	Human resources.

•	Broker-dealer, investment advisor or investment banking services.

•	Legal services.

•	Expert services unrelated to the audit.

•	Tax services to persons in a financial reporting oversight role or to an immediate family member of any such person.

•	Any other services prohibited by the PCAOB.
Procedures
The Company’s management shall inform the Audit Committee of each service performed by the independent auditor pursuant to this Pre-Approval Policy. Requests to provide services that require separate approval by the Audit Committee shall be submitted to the Audit Committee or its delegate by the Controller, and shall include a statement as to whether the request is consistent with rules on auditor independence.
De Minimis Exception
The Audit Committee recognizes that applicable law provides for an exception to the pre-approval requirements for permissible non-audit services provided that (1) all such services do not, in the aggregate, amount to more than 5% of the total fees paid by the Company to the independent auditor; (2) such services were not recognized as non-audit services at the time of the relevant engagement; and (3) such services were promptly brought to the attention of and approved by the Audit Committee or its delegate at the next scheduled meeting of the Audit Committee and in all cases, prior to the completion of the annual audit.

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Fulfillment 70344 70325 FOLD AND DETACH HERE YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to the stockholder meeting date. OR If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET http://www.proxyvoting.com/sya Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Please mark your votes as indicated in this example X THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEM 2. FOR ALL Nominees: WITHHOLD FOR ALL *EXCEPTIONS FOR AGAINST ABSTAI1. ELECTION OF DIRECTORS N 01 Randall H. Talbot 02 Lois W. Grady 03 David T. Foy (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions 2. Vote to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010

Fulfillment 70344 70325 You can now access your Symetra Financial Corporation account online. Access your Symetra Financial Corporation account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Symetra Financial Corporation, now makes it easy and convenient to get current information on your stockholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://www.proxyvoting.com/sya PROXY SYMETRA FINANCIAL CORPORATION Annual Meeting of Stockholders — May 12, 2010 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Lowndes A. Smith and Sander M. Levy, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Symetra Financial Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 12, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. FOLD AND DETACH HERE (Continued and to be marked, dated and signed, on the other side)